Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Articles of Association
of Pingdingshan Pinglin Toll Road Company Ltd.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Contents
Chapter I General Provision	3

Chapter II Business Purpose and Scope	3

Chapter III Total Investment and Registered Capital	3

Chapter IV Shareholders	4

Chapter V Director Board	4

Chapter VI Board of Supervisors	6

Chapter VII Business Operation Institution	7

Chapter VIII Financial Accounting	7

Chapter IX Income Distribution	8

Chapter X Staff and Workers	8

Chapter XI Labor Union Organization	9

Chapter XII Insurance	9

Chapter XIII Expiration, Termination and Liquidation	9

Chapter XIV Applicable Law	10

Chapter XV Rules and Regulations	10

Chapter XVI Supplementary Provision	11

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Chapter I General Provision

Article 1 This article of association is formulated in accordance with the Company Law of the People’s Republic of China, Law of the People’s Republic of China on Foreign-Capital Enterprises and pertinent stipulations of laws and regulations of the People’s Republic of China (hereinafter referred to as China), for the purpose of establishing sole ownership enterprise in Henan Province of China — Pingdingshan Pinglin Toll Road Company Ltd. by WISE ON CHINA LIMITED.

Article 2 Registered name and address of the sole ownership enterprise:

Registered name: Pingdingshan Pinglin Toll Road Company Ltd.

Registered address: Real Estate Mansion of Industrial and Commercial Bank of China, north section of Zhongxing Road

Article 3 Investor Details:

Name: WISE ON CHINA LIMITED

Chinese name: WISE ON CHINA LIMITED

Registered address: Room 42, 4th Floor, New Henry House, 10 Ice House Street, Central, Hong Kong

Article 4 The company is a limited liability company.

Article 5 As Chinese juridical person, the company shall be under the jurisdiction and protection by the laws of China. All of its activities must abide by China’s laws, decrees and pertinent regulations and stipulations.

Chapter II Business Purpose and Scope

Article 6 Purpose of the company is: taking advantage of the investor’s capital advantages and rich management experience, operating relevant projects legally, and making the investor get satisfactory economic benefits.

Article 7 The business scope of the company is: the investment, construction and management of Pingdingshan-Linru Toll Road Project.

Chapter III Total Investment and Registered Capital

Article 8 Its total investment is RMB 750,000,000, and its registered capital is RMB 260,000,000. The present shareholders shall pay the share transfer price of RMB 750,000,000 to original shareholders, which shall be finished within three months from the date of change registration done by the company.

Article 9  The Company cannot reduce registered capital in operation period. However, if it truly needs to reduce due to the changes of total investment and scale of operation, it must be approved by examination and approval authority. The increase and transfer of registered capital shall be reported by the investor to original examination and approval authority for approval and to original registration authority for the procedure of changing registration.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Chapter IV Shareholders

 Article 10 The board of shareholders is the top authority of the company, which shall exercise the following powers:

1. To decide upon the operation policies and investment plans of the company;

2. To assign and change the directors and supervisors who are not appointed by the representatives of staff and workers and decide on matters relating to their remuneration;

3. To examine and approve the reports of director board;

4. To examine and approve the reports of the supervisors board;

5. To examine and approve the annual financial budget plan and final account plan of the company;

6. To examine and approve the plans for company’s income distribution and loss recovery;

7. To make resolutions on the increase or decrease of registered capital;

8. To make resolutions on the issue of corporate bonds;

9. To make resolutions on such issues of the company as merger, division, dissolution, liquidation and change in corporate form;

10. To revise the company Articles of Association;

11. Other powers stipulated by the Articles of Association.

Chapter V Director Board

Article 11 Company director board consists of five persons and the chairman of the board is the legal representative of the company.

Article 12 All major events of the company are determined by director board who has powers as follows:

1. To execute the resolution of shareholders;

2. To decide on the operation policy and investment plans;

3. To formulate the company’s annual financial budget and final accounts plans;

4. To make the company’s income distribution and deficit coverage plans;

5. To formulate plans for increasing or decreasing registered capital of the company and issuing company bonds;

6. To draft plans of company merge, division, dissolution or change of corporate form;

7. To decide the internal administrative organization setup of the company;

8. To appoint or dismiss the secretary of director board according to the chairman’s nomination; the secretary can be taken by director.

9. To appoint or dismiss general manager of the company; appoint or dismiss other senior officers of the company in accordance with the nomination of the general manager;

10. To decide on remuneration of general manager, secretary of the board and other senior administrators;

11. To formulate the basic management systems of the company;

12. To appoint or dismiss the public accounting firm undertaking the audit operations of the company;

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

13. Other powers conferred by shareholders in written from are in the limit of mandatory provisions of China laws.

Article 13 Chairman of the board exercise the following powers:

1. To convene and preside over the meetings of shareholders;

2. To examine the implementation of shareholders’ and director board’s decisions;

3. To supervise and inspect the operation and management activities of the company;

4. To sign the company’s investment certificates, company bonds, conferred letter of attorney and other important documents.

Article 14 Chairman, vice chairmen, and directors are assigned by shareholders; their terms of office shall be three years, and can be reassigned after investing party’s reappointment; before their terms of office expire, shareholders may not dismiss him (her) from his (her) posts without justifiable reasons.

Article 15 When a meeting of director board is to be held, meeting proposals shall be informed to all directors 10 days before the meeting is held; meetings of director board are convened and presided by the chairman; if the chairman could not take part in the meeting, it shall be presented by the vice chairman; if both of the chairmen could not take part in the meeting, the director elected by over half directors can convene and preside the meeting.

Article 16 Temporary director board meeting can be held in one of the following cases:

1. When proposed by over one third of the directors;

2. When changing the investment plans;

3. When proposed by the chairman of supervisors board;

4. When proposed by the general manager;

5. When the chairman of director board think it is necessary.

In above cases, the proposal shall be in written from and be true and valid if it is proposed to hold director board meeting.

Article 17 The meeting of director board can be held if over two thirds directors are presenting; the meeting adopts “one person, one vote” principle. If all directors of director board are presenting, the decision can be passed if it is approved by two thirds or more directors; if not all directors are presenting, the decision can be passed if it is approved by three fourths or more directors.

Article 18 If the director can not take part in the director board meeting, he (she) can entrust one representative (may not be director) to present for him; the entrusted person has the same rights and powers of the entrusting director; one person can represent several director board directors; if the director neither joins the meeting by himself (herself) or entrusts others, the board will consider the director joins the meeting and gives up the voting power.

Article 19 Directors (or their representatives) can take part in the meeting and meeting activities by using conference telephones or other communication equipments (people can hear each other during the meeting through this way). For various aims, this method is taken as joining the meeting by himself (herself).

Article 20 Director board will keep all the complete and exact records of director board meeting. The records will be signed by the presenting directors or representatives. The company must keep all board meeting records in the archives. If all directors make unanimously written resolution, the resolution can be implemented without approval of director board meeting. The unanimous written resolution shall be kept in meeting records.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Article 21 Directors must be responsible for the resolutions of director board; if the resolution goes against laws, administration regulations or articles of association and cause the serious losses of the company, directors who take part in the resolution must be responsible for the compensation of the company; if director entrusts other person and the person exercises the rights in entrusting range, the director is responsible; the director can be exonerated responsibility if it is proved that the director had objection when voting and the record was kept.

Article 22 If there are other officers except the general manager join the director board meeting, it must be reported to the moderator for approval; if the director board meeting requires other senior administrators to take part in, those administrators must present and be inquired by directors.

Article 23 Directors have no extra salary as a director, but the company must pay them (including their representatives) for the rational expense when they exercise their duties (including but not limit to travel charge). If the directors also have administrative post in the company, the company must pay them according to the post.

Chapter VI Board of Supervisors

Article 24 The company shall have a board of supervisors, which consists of five persons appointed by the investment party; supervisor term of office is three years; a supervisor may serve consecutive terms if re-elected upon expiration of his term of office.

Article 25 Board of supervisors exercises the following powers:

1. To examine the financial affairs of the company;

2. To supervise directors and officers in performing their duties; give dismissing suggestions to the directors, officers who violate the laws and regulations, the articles of association or resolutions of shareholders’ meeting;

3. To require directors or the officers to make corrections if any of their acts damages the interests of the company;

4. To propose the convening of temporary shareholders’ meeting; to convene and preside the shareholders’ meeting when the board of the directors does not implement the function and responsibility to convene and preside the shareholders’ meeting prescribed in articles of association;

5. To make proposals to the shareholders.

6. To give lawsuit to the directors and officers according to the 125th article in Company Law of the People’s Republic of China;

7. To attend meetings of the board of the directors;

8. Other functions and powers prescribed in the articles of association of the company.

Article 26 Directors, general manager, the deputy general manager or the person who is in charge of financial affairs can not hold a concurrent post of supervisors.

Article 27 Meetings board of supervisors can not be held until there are over two thirds of supervisors attend; the supervisor meeting practices vote principle of “one person, one vote”; if all supervisors attend the meeting, the decision can not be passed until it is agreed by two thirds or more of the supervisors; if not all the members attend, the decision cannot be passed until it is agreed by three fourths or more of the supervisors.

Article 28 The supervisors’ meeting should be held at least once every year, which is convened and presided by the chairman of the board of supervisors; if the chairman of the board of supervisors is not able to implement the function and duty with causes, he or she should entrust a supervisor to convene and preside the meeting; company supervisors can make a proposal to hold an temporary supervisors meeting.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Article 29 When holding the supervisors meeting, the meeting proposals should be informed to all supervisors ten days before the meeting; the decisions to the discussed affairs shall be recorded well after the meeting.

Article 30 Officers of the company, such as the general manager etc., required to attend the meeting by supervisors’ board, shall attend the meeting and accept the inquiry of the supervisors.

Chapter VII Business Operation Institution

Article31 The company shall set up business operation institution, which has one general manager with 3 years term of office, who is appointed and dismissed by the board of the directors.

Article32 General manager is directly responsible for the board of directors, organize and lead the daily business operation affairs of the company, and exercise the following powers:

1. To carry out the production business management works of production and operations, and to organize and carry out the decisions of the board of directors;

2. To organize and carry out the annual operation and investment plans of the company;

3. To draft plans of internal management institution setup of the company;

4. To draft the fundamental management system of the company.

5. To make the detailed regulations and rules of the company;

6. To submit the board of the directors to appoint or dismiss the deputy general manager or the person in charge of financing affairs;

7. To appoint or dismiss the management staff except staff can only be appointed or dismissed by the board of directors;

8. Other powers for the general manager conferred by the board of directors in order to improve the flexibility of the operation system of the company;

9. To attend the meeting of the board of directors;

10. Other powers conferred by the board of directors should be limited in the range of mandatory provisions of China laws.

Article33 The chief finance officer of the company is responsible for leading the financial accounting work, organizing the overall economic accounting of the company, carrying out the economic responsibility system; the auditor is in charge of the financial audit work of the company, who examines and audit the financial revenues and expenditures and the accounts of the company and gives reports to the general manager.

Article34 Senior personnel who ask for resignation shall submit their written reports to the general manager three months in advance.

Article 35 To personnel appointed by the general manager who conduct graft or serious dereliction of duty, they may be dismissed at any time upon the decision of the general manager.

Chapter VIII Financial Accounting

Article 36 The financial accounting of the company shall be transacted in accordance with requirements of the foreign-capital enterprises finance accounting system made by the Ministry of Finance of the People’s Republic of China.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Article 37 The fiscal year of the Company shall be Gregorian calendar year from January 1 to December 31.

Article 38 All vouchers, accounting statements and reports shall be written in Chinese.

Article 39 The company shall use Renminbi as its bookkeeping currency, any conversion between Renminbi and other currencies shall be calculated according to the exchange rate published by the Sate Administration of Foreign Exchange of the People’s Republic of China on the date of the actual conversion.

Article 40 The company shall open Renminbi and foreign currency accounts in Bank of China or other banks approved by State Administration of Foreign Exchange.

Article 41 The accounting of the company shall adopt the international accrual basis and debit and credit accounting system.

Article 42 The following contents shall be recorded in the accounting books of company.

1. All cash receipts and outlay accounts of company;

2. All goods selling and purchase information of company;

3. Registered capital and debts of company;

4. Other contents shall be recorded required by laws.

Article 43 The company shall, in the first three months of each fiscal year, work out the balance sheet and statement of loss and profit of the past fiscal year, and shall submit to the general manager for approval after examined and signed by the auditor.

Article 44 Depreciation life of capital assets shall be determined by investor in accordance with the provisions of Detailed Rules for the Implementation of the Income Tax Law of the People’s Republic of China for Foreign Enterprises.

Article 45 All matters concerning foreign exchange of the company shall be transacted in accordance with the Provisional Regulations for Exchange Control of the People’s Republic of China and other relevant regulations. The company foreign exchange will balance itself.

Chapter IX Income Distribution

Article 46 The company shall draw a 10% part from the net income as its reserve funds after paying taxes; it can stop drawing if the accumulative amount of money has already accounted for 50% of the company’s registered capital, proportion of enterprise development funds, staff award and welfare funds shall be decided by investor.

Article 47 The company shall distribute its net income once a year. The income distribution plan shall be announced in three mouths after the end of each fiscal year.

Article 48 In the event that deficits of previous fiscal years of the Company have not been made up, it may not distribute the net income, while the undistributed income of previous fiscal year may be distributed together with the distributable income of the current fiscal year.

Chapter X Staff and Workers

Article 49 Related issues such as staff and workers recruit, employment, dismissing, resignation, salary, welfare, labor insurance, labor protection and labor discipline etc. shall be transacted according to the relevant provisions of China laws.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Article 50 The company has the rights to take disciplinary measures of warning, demerit record and salary reduction to staff and workers who violate the company’s rules and regulations and labor discipline; person who has serious case can be dismissed.

Article 51 According to relevant provisions in China and company condition, the salary of staff and workers shall be decided by the general manager and specifically prescribed in the labor contracts; the company will raise employees’ salary along with the growth of production and the staff and workers’ improvement of professional proficiency and technical levels.

Article 52 The company shall respectively stipulate related issues such as staff and workers’ welfare, bonus, labor protection and labor insurance etc. in various systems, and ensure that staff and workers can produce and work under normal condition.

Chapter XI Labor Union Organization

Article 53 The staff and workers of the company have the right to establish labor union organization and carry out activities in accordance with the stipulations of Labor Union Law Of The People's Republic Of China.

Article 54 The union representatives of the company can sign employment contract with the company representing the staff and workers and supervise the performance of contract. The company union shall take part in the mediation of disputes arising between the staff and workers and the company.

Article 55 The union representatives of the company have the right to attend the meetings on matters relating to development plans and production and operating activities of the company, reporting the opinions and demands of the staff and workers.

Article 56 The company shall allot 2% of actual total wages of the staff and workers as the labor union funds, which shall be used by the labor union in accordance with the Managerial Rules for the Labor Union Funds formulated by the All China Federation of Labor Union.

Chapter XII Insurance

Article 57 Various kinds of insurance of the company coverage shall be furnished by insurance company registered in China, and the types of risks, insurance value and insurance duration, etc. shall be decided by the investors according to the stipulations of Chinese law.

Chapter XIII Expiration, Termination and Liquidation

Article 58 The operating period of the company is 30 years. The establishment of the company shall start from the date on which the business license is issued.

Article 59 A written application for the extension of the duration approved by the investor shall be submitted to the original examination and approval authority 6 months prior to the expiry date for approval and go through the procedure of change registration in the original registration authority.

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

Article 60 The decision for the termination shall be made by the investor and submitted to the original examination and approval authority.

Article 61 The company has the right to terminate the operation if the following situations happened:

1. Inability to continue operations due to Force Majeure;

2. Inability to continue operations due to heavy losses for successive years.

Article 62 Upon the expiration of the duration or termination of the company, the investors shall work out procedures and principles for the liquidation and nominate candidates for the liquidation committee for liquidating the assets of the company.

Article 63 The tasks of liquidation committee are: to conduct through check of assets, financial claim, debt of company, prepare balance sheet and property inventory and formulate liquidation plan. All these shall be carried out upon the approval of the board of directors.

Article 64 Liquidation committee represents the company to take action or respond to action during the period of liquidation.

Article 65 The liquidation expenses and remunerations of liquidation committee members should enjoy the priority in payments from existing property of the company.

Article 66 Upon the expiration of the duration or termination of the company, the company should make liquidation according to the net book value in accordance with the law. Residual value of book value after liquidation should give the prior payment to the liquidation expenses and make other liquidations by law order. After liquidation, left material objects, capitals, rights and interests shall be owned by the investor.

Article 67 On the completion of liquidation, the company shall submit a liquidation report to the original examination and approval authority, go through the formalities for nullifying its registration in the original registration office and hand in its business license, at the same time, make an announcement to the public.

Article 68 After winding up of the company, all account books shall be kept by the investor.

Chapter XIV Applicable Law

Article 69 The formation, validity, interpretation, execution and settlement of the disputes of this articles of association shall be governed by relevant laws of the People’s Republic of China.

Chapter XV Rules and Regulations

Article 70 The following are the rules and regulations formulated by the investor of the company:

1. Management operating system, including the powers of every management department and working procedures;

2. Regulations of the staff and workers;

3. Labor and wage system;

4. System of attendance record, promotion, awards and penalty for the staff and workers;

5. Benefit system for the staff and workers;

6. Financial system;

Articles of Association of Pingdingshan Pinglin Toll Road Company Ltd

7. Liquidation procedures upon the dissolution of the company;

8. Other necessary rules and regulations.

Chapter XVI Supplementary Provision

Article 71 The amendment of the Articles of Association shall be agreed and decided by the investors and submitted to the original examination and approval authority for approval.

Article 72 The company promises that all reported documents are true, complete, legal and valid. It will take the responsibilities for all the consequences if other problems happen. In case of conflict between this Articles of Association, written application, its attachment and state laws, regulations and rules, the latter shall prevail.

Article 73 The Articles of Association shall come into effect upon the approval of the examination and approval authority, so shall the amendment.
(This page is only for signature)

Investor: WISE ON CHINA LIMITED,
Hong Kong, China
Executive director or authorized representative (s):

Date: June. 18, 2007